Exhibit 10.1

December 20, 2019

Mr. George A. Eldridge

64 Damien Road

Wellesley, MA 02481

Dear George:

The purpose of this Separation Agreement and Release Agreement (the “Agreement”) is to set forth the terms of your separation of employment from Proteon Therapeutics, Inc. (the “Company”). The Severance Payment being offered in this Agreement and described below are contingent on your assent to and compliance with the provisions of this Agreement, including your signing of this Agreement.

1.       Separation of Employment. Your employment with the Company shall terminate on the earliest to occur of (i) the closing of Proteon’s proposed merger with ArTara Therapeutics, Inc. (“ArTara”), or (ii) January 15, 2020 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not represent yourself as an employee or agent of the Company. Your salary and benefits will cease as of that date and any entitlement you have or might have under any Company-provided benefit program will also end except as required by federal or state law.

2.       Severance Payment. If you sign and comply with the terms of this Agreement, and this Agreement shall have become effective and irrevocable in accordance with the provisions of Section 10 hereof, the Company will provide you with the following consideration (the “Severance Payment”):

A.       A Separation Payment equal in the gross amount of $377,810, less appropriate tax and other applicable deductions, payable on the last regularly scheduled payroll processed prior to the expected closing date of the merger between the Company and ArTara.

B.        At a meeting of the Board of Directors on December 19, 2019, it was determined to award you a one-time cash transaction bonus equal to $151,124.00, payable on the last regularly scheduled payroll processed prior to the expected closing date of the merger between the Company and ArTara.

C.       Your coverage under the Company’s group Medical, Vision and/or Dental insurance plans (the “Company’s Plans”) will end on your Separation Date.

           Due to the termination of the Company’s Plans in connection with the closing of Proteon’s proposed merger with ArTara on or about the Separation Date, you will not be able to continue your coverage under the Company’s Plans under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Separation Date. In lieu of paying your COBRA premiums for a period of twelve (12) months after your Separation Date, the Company shall pay to you on an after-tax basis (i) a lump-sum amount equal to the portions of the monthly premiums that the Company would have paid on your behalf in connection with your participation in the Company’s Plans during the twelve (12) month period after your Separation Date, and (ii) a lump-sum amount equal to $4,000, which represents the maximum amount that the Company would have reimbursed you for out-of-pocket expenses paid by you during such twelve (12) month period that would be within the deductible that would be applicable to you under the Company’s Plans. The two lump-sum payments payable to you pursuant to the foregoing provisions of this paragraph shall be paid on the last regularly scheduled payroll processed prior to the expected closing date of the merger between the Company and ArTara.

D.        The Company agrees not to contest your application for unemployment benefits.

            The Severance Payment reflected in this Agreement is intended to implement the Company’s obligation to make severance payments and provide severance benefits to you under your employment agreement with the Company. Accordingly, the Severance Payment replaces and is in lieu of any right that you may have to receive severance pay or severance benefits from the Company in connection with your separation of employment from the Company.

3.       Compensation and Benefits Acknowledgements. You acknowledge and agree that the Company is not obligated to continue your employment, and that the Severance Payment is being offered as part of the separation of your employment and are in consideration of your agreements, including the release of claims, included in this Agreement. You further acknowledge that the Severance Payment are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. Finally, you acknowledge that except for the specific financial consideration set forth in this Agreement, and any regular salary and accrued but unused vacation earned as of the Separation Date, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, stock options, equity, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

4.       Return of Company Property. By no later than the Separation Date, you agree to promptly return to the Company all Company documents (and any copies) and property (including all electronically stored information) regardless of where such documents, information or property is maintained. You acknowledge and agree that you shall not maintain any copies or duplicates of such documents or information. You further acknowledge that if you were to use or disclose any of the information reflected in such items, that this might cause immediate, substantial and irreparable harm to the Company.

5.        Confidentiality. You expressly acknowledge and agree that you will keep all confidential information and trade secrets of the Company confidential; and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. All other information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity, or as otherwise mandated by state or federal law.

6.       Other Agreements. Subject to your adherence to the other terms and conditions of this Agreement, the Company agrees to waive enforcement and discharge you from your obligations under any previous agreements governing post-employment non-competition and non-solicitation.

7.        Non-Disparagement. You agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

8.       Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Payment set forth herein, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”), and you represent that you have not asserted or filed any form of legal claim against any of the Company Releasees, of any kind related to your employment relationship with any of the Company Releasees through and including the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against any of the Company Releases related to your employment relationship with any of the Company Releasees (or the termination thereof), up through and including the Separation Date.

Without limiting the generality of the foregoing you specifically waive and release each of the Company Releasees from any Claim arising from or related to your employment relationship with any of the Company Releasees or the termination thereof including, without limitation:

(i) Claims under any state (including, without limitation, Massachusetts, or any other state where you performed work for any of the Company Releasees) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement). This release is intended and shall include any Claims under the Massachusetts Fair Employment Act (also known as Massachusetts General Laws Chapter 151B).

(ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you performed work for any of the Company Releasees) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment. This release is intended and shall include any Claims under the Massachusetts Payment of Wages Law, (including M.G.L. Chapter 149, §§ 148, 150, all sections of M.G.L. Chapter 149, and all sections of M.G.L. Chapter 151).

(iii) Claims under any state (including, without limitation, Massachusetts or any other state where you performed work for any of the Company Releasees) or federal common law theory; and

(iv) Any other Claim arising under other state or federal law.

Notwithstanding the foregoing, this Section 8 shall not release any of the Company Releasees from (i) any obligation expressly set forth in this Agreement; or (ii) as otherwise may not be released under laws such as covering unemployment compensation benefits, workers’ compensation benefits, or vested benefits under a retirement plan governed by ERISA.

Nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. This Agreement is not intended to, and does not govern, any claims that cannot be released by private agreement.

9.       Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.       Effective Date. You have twenty-one (21) days, until January 10, 2020, to consider and accept the terms of this Agreement (although you may choose to voluntarily execute this Agreement earlier) by signing below and returning it to Proteon Therapeutics, c/o Timothy Noyes, President & CEO, 200 West Street, Waltham, MA 02451. Thereafter, you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement. This Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after you sign this Agreement (the “Effective Date”). To be effective, the notice of revocation must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the above-address.

11.       Termination of Options. You hereby acknowledge and agree that, as of the date of this Agreement, you are the holder of stock options exercisable for shares of the Company’s common stock, which stock options were previously granted by the Company and remain outstanding on the date of this Agreement (collectively, the “Outstanding Stock Options”). As additional consideration for the obligations that the Company is agreeing to undertake pursuant to this Agreement, you hereby agree to cancel and terminate any and all Outstanding Stock Options, effectively immediately upon signing this Agreement. The provisions of this Section 11 shall apply notwithstanding anything express or implied to the contrary under the Plan or in any stock option award agreement between you and the Company. From and after the date of this Agreement, the Outstanding Stock Options shall be terminated, cancelled and cease to be outstanding and you shall not have any further right, title or interest in or to the Outstanding Stock Options or any of the shares of the Company’s common stock underlying or subject to the Outstanding Stock Options.

12.       Entire Agreement/Choice of Law/Enforceability. Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The Company encourages you to seek the guidance of an attorney if you need assistance understanding any provision of this Agreement.

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WHEREFORE, the parties have signed the present Agreement, which shall have an effective date upon your signing the Agreement, as set forth below.

Sincerely,

By:	/s/ Timothy Noyes
Timothy Noyes
President & CEO

Date:	December 20, 2019

ACCEPTED AND AGREED TO:

 /s/ George Eldridge

Mr. George Eldridge

64 Damien Road

Wellesley, MA 02481

Date:  December 20, 2019

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